EXHIBIT 12.1

COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO
COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Six months ended
(dollars in thousands)	December 31,				Years ended June 30,
	2014		2013		2014		2013		2012		2011		2010
Earnings
Income before income taxes	$9,574		$7,063		$13,826		$14,022		$14,695		$17,422		$6,137
Interest on deposits	3,305		2,954		5,963		6,073		8,243		9,213		8,076
Interest portion of rental expense[1]	17		19		40		70		86		31		9
Interest on debt	982		745		1,522		1,428		1,700		2,072		3,149
Fixed charges excluding preferred tax dividend	4,304		3,718		7,525		7,571		10,029		11,316		11,234
Total earnings including interest on deposits	$13,878		$10,781		$21,351		$21,593		$24,724		$28,738		$17,371
Total earnings excluding interest on deposits	$10,573		$7,827		$15,388		$15,520		$16,481		$19,525		$9,295

Fixed charges and preferred stock dividends
Interest on deposits	$3,305		$2,954		$5,963		$6,073		$8,243		$9,213		$8,076
Interest portion of rental expense[1]	17		19		40		70		86		31		9
Interest on debt	982		745		1,522		1,428		1,700		2,072		3,149
Total fixed charges	4,304		3,718		7,525		7,571		10,029		11,316		11,234

Preferred stock dividend[2]	160		160		320		552		830		819		816
Combined fixed charges and preferred stock dividends	$4,464		$3,878		$7,845		$8,123		$10,859		$12,135		$12,050
Combined fixed charges excluding interest on deposits	$999		$764		$1,562		$1,498		$1,786		$2,103		$3,158
Combined fixed charges and preferred stock dividends excluding interest on deposits	$1,159		$924		$1,882		$2,050		$2,616		$2,922		$3,974

Ratio of earnings to fixed charges
Excluding interest on deposits	10.58	x	10.25	x	9.85	x	10.36	x	9.23	x	9.28	x	2.94	x
Including interest on deposits	3.22	x	2.90	x	2.84	x	2.85	x	2.47	x	2.54	x	1.55	x
Ratio of earnings to combined fixed charges and preferred stock dividends
Excluding interest on deposits	9.12	x	8.47	x	8.18	x	7.57	x	6.30	x	6.68	x	2.34	x
Including interest on deposits	3.11	x	2.78	x	2.72	x	2.66	x	2.28	x	2.37	x	1.44	x

[1]Estimated at 30% of rent expense
[2]Amount of pre-tax earnings required to pay the dividend